FOR IMMEDIATE RELEASE

Media Contact:

Teresa Nilsen

Hennessy Advisors, Inc.

terry@hennessyadvisors.com

Phone: 800-966-4354

Hennessy Advisors, Inc. Acquires the CCM Core Impact Equity Fund

Novato, CA – February 23, 2024 - Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the acquisition of assets related to the management of the CCM Core Impact Equity Fund. As a result, the CCM Core Impact Equity Fund will be reorganized into an existing exchange-traded fund (“ETF”) managed by Hennessy Advisors, Inc. This acquisition represents approximately $60 million in assets.

“We are grateful to the shareholders of the CCM Core Impact Equity Fund for their vote of confidence in Hennessy Funds,” said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. “We are excited to have the opportunity to provide strong investment management and quality customer service to our new shareholders,” he added.

“We know the Hennessy Stance ESG ETF is the right home for our equity fund shareholders and look forward to seeing its ongoing growth,” said Alyssa Greenspan, CEO and President of CCM.

The Fund is different from traditional ETFs. Traditional ETFs tell the public what assets they hold each day. The Fund will not. This may create additional risks for your investment. For example:

●	You may have to pay more money to trade the Fund’s shares. The Fund will provide less information to traders, who tend to charge more for trades when they have less information.
●

The price you pay to buy Fund shares on an exchange may not match the value of the fund’s portfolio. The same is true when you sell shares. These price differences may be greater for the Fund compared to other ETFs because it provides less information to traders.

●	These additional risks may be even greater in bad or uncertain market conditions.
●

The Fund will publish on its website each day a “Portfolio Reference Basket” designed to help trading in shares of the Fund. While the Portfolio Reference Basket includes all the names of the Fund’s holdings, it is not the Fund’s actual portfolio.

The differences between the Fund and other ETFs may also have advantages. By keeping certain information about the Fund portfolio secret, the Fund may face less risk that other traders can predict or copy its investment strategy. This may improve the Fund’s performance. If other traders are able to copy or predict the Fund’s investment strategy, however, this may hurt the Fund’s performance.

For additional information regarding the unique attributes and risks of the Fund, see the Fund's prospectus and statement of additional information.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Investors should consider the investment objectives, risks, charges, and expenses carefully before investing. This and other important information can be found in the Fund’s statutory and summary prospectuses, which can be obtained by calling 877-671-3199 or visiting hennessyetfs.com. Please read the prospectus carefully before investing.

Investing involves risk, including possible loss of principal. For these and other reasons, there is no guarantee the Fund will achieve its stated objective. ETFs are subject to additional risks that do not apply to conventional mutual funds, including the risks that the market price of an ETF’s shares may trade at a premium or discount to its net asset value, an active secondary trading market may not develop or be maintained, or trading may be halted by the exchange in which they trade, which may impact a fund’s ability to sell its shares. Shares are bought and sold at market price (not NAV) and are not individually redeemed from the Fund. Investors may purchase or sell individual shares on an exchange on which they are listed. Market returns are based upon the midpoint of the bid/ask spread at 4:00 p.m. ET, and do not represent the returns you would receive if you traded shares at other times. Brokerage commissions will reduce returns. ESG investing risk is the risk stemming from the Environmental, Social, and Governance factors that the Fund applies in selecting securities. The Fund intends to invest in companies with measurably high ESG ratings relative to their sector peers, and screen out particular companies that do not meet its ESG criteria. This may affect the Fund’s exposure to certain companies or industries and cause the Fund to forego certain investment opportunities. The Fund’s returns may be lower than other funds that do not seek to invest in companies based on ESG ratings. The Fund seeks to pursue its investment objective by using proprietary models that incorporate quantitative analysis.

The Hennessy Funds are distributed by Quasar Distributors, LLC.